Exhibit 10.41

[FORM OF STOCK OPTION AGREEMENT UNDER
ENER1, INC. 2002 NON-EMPLOYEE DIRECTOR STOCK PARTICIPATION PLAN]

[DATE ]

[NAME OF DIRECTOR]
[ADDRESS OF DIRECTOR]

      Re: Stock Option Agreement

Dear _____________:

        The Board of Directors of Ener1, Inc. (the “Corporation”) is pleased to award you an option (the “Option”) to purchase shares of the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), as part of your compensation for services as a director of the Corporation. This option agreement (the “Agreement”) will describe the Option granted to you. Your signature on this Agreement is an acknowledgement to us that you have read and understand this Agreement and that you agree to abide by its terms. The Option and this Agreement are issued under the Ener1, Inc. 2002 Non-Employee Director Stock Participation Plan (a copy of which is attached hereto as Exhibit A) and are subject to the terms thereof.

    1.        Grant of Option. Subject to the conditions hereinafter set forth, we grant you the right to purchase _______________ (___________) shares of Common Stock at $___ per share. The right to purchase the shares of Common Stock shall vest 33 1/3 percent on each of the first three anniversaries of the date of this option grant if you are a director of the Corporation on each such date.

    2.        Time of Exercise. The Option may be exercised at any time and from time to time beginning when the right to purchase the shares of Stock vests and ending when this Option terminates as provided in Section 4 hereof.

    3.        Method of Exercise.

(a)	The Option shall be exercised by written notice to the Corporation’s Secretary at the Corporation’s principal place of business. The notice shall set forth the number of shares of Common Stock to be acquired and how the shares of Common Stock to be acquired should be registered (in your name only or in your name and your spouse’s names as community property or as joint tenants with right of survivorship).

(b)	The Corporation shall not be obligated to issue any shares of Common Stock until you shall have paid the total exercise price for that number of shares of Common Stock. The exercise price may be paid in cash or by certified or cashiers’ check or by such other method as permitted by the Board of Directors of the Corporation.

(c)	Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise.

(d)	Notwithstanding the above, the Corporation shall not be obligated to deliver any shares of Common Stock during any period when the Corporation determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws, and the Option may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.

    4.        Termination of Option. To the extent not exercised, the Option shall terminate upon the first to occur of the following dates:

(a)	_______________, being ten (10) years from the date of grant; or

(b)	Upon the Corporation’s receipt of the payment described in Section 3 hereof as to all of the shares for which this Option was granted.

    5.        Non-Transferability. The Option cannot be transferred other than (i) by will or the laws of descent and distribution or (ii) on such terms and conditions as the Board of Directors of the Corporation in its sole discretion shall approve.

    6.        Securities Laws. You agree to abide by all securities laws that may apply to the Option or Common Stock resulting from your exercise thereof, including ,without limitation, the filing of all Forms 3, 4 and 5 and any other forms required to be filed by you in connection with your appointment as a director of the Corporation, the grant of the Option, the exercise thereof or the sale of Common Stock resulting from the exercise of the Option. You also agree to abide by the terms of the Corporation’s Insider Trading Policy (a copy of which is attached hereto as Exhibit B).

    7.        Income Taxes. To the extent required by applicable federal, state, local or foreign law, you shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise by reason of an Option exercise or disposition of shares issued as a result of an Option exercise. The Corporation shall not be required to issue shares or to recognize the disposition of such shares until such obligations are satisfied.

    8.        Recapitalization. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Issuer by reason of any recapitalization, reclassification, reorganization (other than a Change in Control), stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the Corporation or other increase or decrease in such shares effected without receipt of consideration by the Corporation occurring after the date of this Agreement, an appropriate and proportionate adjustment shall be made by the Board of Directors of the Corporation (i) in the number and kind of shares of Common Stock issuable upon exercise (or vesting) of the Option and (ii) in the exercise price per share of the Option.

    9.        Limitation of Interest. Neither you nor any beneficiary or other person claiming under or through you shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purposes of this Agreement except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing herein shall confer upon you any right to continue in the Corporation’s employ or service nor limit in any way the Corporation’s right to terminate your employment at any time for any reason.

    10.        Severability. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

    11.        Binding Effect. The rights and obligations described in this Agreement shall inure to the benefit of and be binding upon both of us, and our respective heirs, personal representatives, successors and assigns.

    12.        Date of Grant. The Option shall be treated as having been granted to you on the date of this Agreement even though you may sign it at a later date.

    13.        Governing Law. This Agreement shall be governed, construed, interpreted and administered solely in accordance with the laws of the state of Florida, without regard to principles of conflicts of law.

    14.        Headings. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not affect the meaning, construction or effect of this Agreement.

Very truly yours, ENER1, INC. BY: /S/ Ronald N. Stewart —————————————— Ronald N. Stewart Executive Vice President, General Counsel and Secretary

AGREED AND ACCEPTED:

_________________________________
(Name of Director)        (Date)